Exhibit 23.2
CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our report dated February 19, 2026, with respect to the consolidated financial statements of ET-S Permian Holdings Company LP included in the Annual Report of Sunoco LP on Form 10-K for the year ended December 31, 2025. We consent to the incorporation by reference of said report in the Registration Statements of Sunoco LP on Form S-3 (File No. 333-282818) and on Forms S-8 (File No. 333-228708 and File No. 333-184035).

/s/ GRANT THORNTON LLP

Dallas, Texas
February 19, 2026